For more information, contact:
Fletcher Cook
214-757-7629
fletcher.cook@att.com

AT&T COMPLETES SALE OF CONNECTICUT WIRELINE OPERATIONS TO FRONTIER COMMUNICATIONS

DALLAS, October 24, 2014 — AT&T* today closed the sale of its incumbent local exchange operations in Connecticut to Frontier Communications, which has its corporate headquarters in Stamford. Announced in December 2013, the transaction includes wireline network assets and consumer, business and wholesale customer relationships.

AT&T will continue to have a significant presence in the state, providing wireless service, networking, application solutions and professional services for consumers and business customers.

“AT&T is committed to the state of Connecticut,” said John Emra, President, AT&T Connecticut. “We’ll continue to deliver advanced networking business solutions as well as world-class mobile products and services to families and businesses throughout the state. We will also preserve our long history of investing in community organizations in Connecticut.”

On October, 25, 2014, AT&T’s business and consumer wireline customers in Connecticut — and about 2,500 employees who support these operations — will transfer to Frontier. Over the past 10 months, AT&T has worked closely with Frontier to plan for the transition for Connecticut customers and employees. AT&T will continue to support Frontier throughout the conversion process.

The sale was approved by the U.S. Department of Justice, the Federal Communications Commission and the Connecticut Public Utilities Regulatory Authority and other state regulatory authorities.

AT&T will use the proceeds of the $2.0 billion cash transaction for general corporate purposes.

* AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc.

About AT&T

AT&T Inc. (NYSE:T) is a premier communications holding company and one of the most honored companies in the world. Its subsidiaries and affiliates – AT&T operating companies – are the providers of AT&T services in the United States and internationally. With a powerful array of network resources that includes the nation’s most reliable 4G LTE network, AT&T is a leading provider of wireless, Wi-Fi, high speed Internet, voice and cloud-based services. A leader in mobile Internet, AT&T also offers the best global wireless coverage, based on offering roaming in more countries than any other U.S. based carrier, and offers the most wireless phones that work in the most countries.  It also offers advanced TV service with the AT&T U-verse® brand. The company’s suite of IP-based business communications services is one of the most advanced in the world.

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Reliability claim based on data transfer completion rates on nationwide 4G LTE networks. 4G LTE availability varies.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward- looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.